Exhibit 99.1

BIOLASE, Inc. Announces Pricing of $6.9 Million Registered Direct Offering Priced At-The-Market

IRVINE, Calif., June 8, 2020 /PRNewswire/ — BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced that it has entered into a securities purchase agreement with institutional investors to purchase approximately $6.9 million of its common stock in a registered direct offering priced at-the-market under Nasdaq rules and warrants to purchase common stock in a concurrent private placement. The combined purchase price for one share of common stock and warrant to purchase one share of common stock will be $0.64.

Under the terms of the securities purchase agreement, BIOLASE has agreed to sell 10,800,000 shares of common stock. In a private placement, which will be consummated concurrently with the Offering, BIOLASE also has agreed to issue warrants to purchase up to an aggregate of 10,800,000 shares of common stock. The warrants will be immediately exercisable, will expire 5.5 years from the date of issuance and will have an exercise price of $0.515 per common share.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $6.9 million before deducting the placement agent’s fees and other estimated offering expenses. The offering is expected to close on or about June 10, 2020, subject to the satisfaction of customary closing conditions.

Maxim Group LLC, The Benchmark Company, LLC & Colliers Securities LLC are acting as co-placement agents for the offering.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-233172) previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by BIOLASE with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

About BIOLASE, Inc.

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately patented 261 and 52 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Note on Forward-looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, predictions, or expectations regarding BIOLASE’s revenue during the second quarter of 2020. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com